MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA FIRST QUARTER RESULTS TO EXCEED FORECAST

Mid-America first quarter FFO to exceed forecast on stronger than expected property revenue growth.

Memphis, TN April 18, 2006: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it expects its first quarter 2006 Funds From Operations (“FFO”) to exceed its prior guidance.

Based on preliminary results, the Company expects to report FFO (the widely accepted measure of performance for real estate investment trusts) between approximately $20.3 million and $21.2 million, representing a range of 82 to 85 cents per share/unit for the first quarter of 2006. This compares to the Company’s prior FFO guidance of 77 to 82 cents per share/unit. Net income is expected to be between approximately $4.7 million and $5.5 million, and net income available for common shareholders between approximately $1.2 million and $2.0 million, representing an approximate range of $0.05 to $0.09 per diluted share.

Simon Wadsworth, CFO, said “Our property revenues were significantly greater than forecast, resulting from improved collections and resident utility reimbursements, as well as higher occupancy. We are reviewing our forecasts for the balance of the year and will give further guidance with our formal quarterly earnings release on May 4th.”

The following table is a reconciliation of expected FFO to expected net income for the three months ended March 31, 2006 (in thousands):

	Three Months Ended
	March 31, 2006
	Low	High
Net income	$4,700	$5,500
Addback: Depreciation of real estate assets	18,592	18,592
Addback: Depreciation of real estate assets
of unconsolidated entities	141	141
Subtract: Preferred dividend distribution	(3,491)	(3,491)
Addback: Minority interest in operating
partnership income	368	453
Funds from operations	$20,310	$21,195

Weighted average for the three months ended March 31, 2006:
Shares - diluted	22,366
Shares and units - diluted	24,885

The Company provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense on real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,789 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact our Investor Relations Department at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.